VOXX INTERNATIONAL CORPORATION ANNUAL MEETING OF SHAREHOLDERS 10:00 A.M. - JULY 20, 2017 180 MARCUS BLVD., HAUPPAUGE, NEW YORK

John Shalam:
Thank you Glenn, and welcome to our Fiscal 2017 Annual Meeting of Shareholders. Today’s meeting is being hosted at our newly redesigned and modernized New York location. This is where we house all of the Shared Services functions…Accounting, MIS, Web Services, Operations and Customer Service...and many of our senior executives are based here as well.
I would like to start by congratulating our Directors on their elections. I would also like to officially welcome our newest Board member, John Adamovich Jr., an industry veteran who brings a wealth of knowledge and experience to our Board. John’s career credits include being the former CFO of Aeroflex Holding Corp., Rainbow Media Enterprises, a subsidiary of Cablevision, and Pall Corporation in addition to an accounting background with KPMG.
I would also like to congratulate Grant Thornton on their re-election as our independent accounting firm. And…I would like to sincerely thank all of our nearly 2,100 worldwide employees. You continue to be the driving force behind our Company and your dedication to VOXX…to our partners…and our customers…is nothing short of exceptional.
We are well into Fiscal 2018 having reported our first quarter results just weeks ago…so I am fairly certain you are up to date with our news. I would however, like to highlight our results and achievements, the pending sale of Hirschmann, and elements of our strategy as we seek to enhance value in the coming years.
In Fiscal 2017, we reported revenue of approximately $681 million, which was a modest year-over-year increase. Our Automotive segment was down an anticipated 4% ...our Consumer Accessories segment declined by approximately 6% ...but our Premium Audio segment, which includes our flagship brand Klipsch, drove the big turnaround, up almost 19%. Gross margins of 29.6% improved by 90 basis points…we reduced our operating expenses by 2.7% ...and, while we reported an operating loss of approximately $200 thousand, this was an $11.4 million improvement compared to Fiscal 2016. We reported net income attributable to VOXX of $4.4 million or $0.18 per share whereas in Fiscal 2016, we lost $2.7 million or $0.11 per share.
While we were pleased that the business grew and posted significant year-over-year bottom-line increases, we will not be satisfied until we generate sustainable profitability, with better cash flow and a cleaner balance sheet.
As for Fiscal 2017 highlights:
In our Automotive segment, we introduced our next generation rear-seat infotainment solution, EVO…and we won contracts with GM and Ford, with programs slated to begin this Fiscal year. We won contracts for our next generation remote start systems, and for our eFob technology. And we expanded relationships with 3rd-parties to bring new Aftermarket products to market this Fiscal year, such as Gentex and noLimits Enterprises. More recently, we acquired Rosen Electronics, which solidifies our very strong position in rear-seat entertainment.
In Consumer Accessories, we entered the year expecting modest growth, but also anticipating losses due to the substantial investments we were making in building out EyeLock’s technology and infrastructure. Also, sales in some of our legacy product categories did not meet plan, 360fly action camera sales were lighter, but…we continued to build out our 808 Audio brand, see strong consumer demand in wireless Bluetooth speakers and began generating new sales around our Project Nursery product line.
In Fiscal 2018, we are hopeful this segment will return to growth, though the first half of the year will be affected by system changes at one of our key retailers, which has impacted inventory purchases. Sell-through to date however, has been strong and projections for the all-important holiday season are looking good. This, along with higher consumer confidence is driving our optimism and we will be watching key economic indicators as we move into the selling season.
Last year, the Premium Audio segment was our big success story. In the prior year, our business was challenged and we responded with additional investments in R&D, entered new and emerging growth categories, strengthened our talent pool, and tightened expense controls. The result: sales grew by almost 19% to $167 million and the segment improved profitability as well. New sound bar products…new streaming audio products…Dolby Atmos solutions…we developed a whole new line of Klipsch products…and retail and consumer reception was fantastic. We expect continued growth in Premium Audio this year and we’re currently working on a similar transformation within our Jamo product line.
As you know, in June, we announced a transaction to sell our Hirschmann Automotive business for approximately $167.5 million, subject to net cash and working capital adjustments. The deal is valued at approximately 11.5X EBITDA and we believe, is a very positive move for VOXX and our shareholders. We essentially are selling off the tuner and antenna business we acquired in 2012 for approximately $114 million. And, we maintain our presence in the OEM space and in the Aftermarket. The deal is expected to close on August 31st and upon completion, we will be in position to pay down our debt in full…have cash on hand…and access to capital through our banking facilities…in essence, a clean balance sheet with financial resources at our disposal to look for accretive acquisitions.
It’s no secret that our stock was depressed last fiscal year and although it is improving, we are still undervalued. Based on better results in Q3 and Q4 of last year and early momentum YTD, it continues to improve. On February 28th, the last day of Fiscal 2017, our stock traded at $4.95 and today, it is $6.55, up over 32%.
Despite the increases, we are not happy with our valuation. We know there is substantial value in our assets; the very positive deal we have made with the sale of Hirschmann proves that. And this Fiscal year, we intend to look at a number of other options that we anticipate will unlock some of that value and improve our stock price.
I remain the largest shareholder of VOXX and I believe in this team. I believe in our leadership and our people. We have great brands, impressive distribution and global customers…and our new products have a lot of potential. We are in an industry that undergoes rapid shifts in technology and consumer preferences…and we continue to be relevant because we continue to invest and explore new markets and technologies. Once again, the company will change a bit as we realign the organization following the sale of Hirschmann and make way for the products that will take us to the next level. We will emerge stronger and even more focused on our profitability and growth potential.
I firmly believe that VOXX has a bright future…with several opportunities to monetize assets, unlock value, and grow both the top- and bottom-line both within our core business…and through strategic partnerships and acquisitions.
I want to thank all of our investors for their patience and support and I look forward to reporting on good news in the coming quarters and years ahead.

This now concludes my formal remarks. And we will now open up the meeting for questions.
Q&A Period
Marty Novick: If EyeLock was taken out of the results of the Consumer division, what would the division look like? What would the impact be?

John Shalam: Clearly, the Consumer Accessories division would show much better results without EyeLock. As you are well aware, EyeLock is a substantial cash drain on the corporation and the support of EyeLock does affect the profitability of the division.  But, we strongly believe that the future of EyeLock, and the potential for EyeLock’s performance is very, very substantial, and we are well aware of the investment.

Marty Novick: Do we have an outside date on the disposition of EyeLock, whether to retain it or sell it? In other words, how long are we planning on keeping this loss going?

John Shalam: There are certain pending developments that are of the short-term nature, which should greatly improve the value of the potential for EyeLock. We are negotiating a major contract with Qualcomm for their new 835 chip. We expect this agreement to materialize in the new few weeks, but then the investment in EyeLock continues in order to fully develop the necessary software to make the technology acceptable to the large phone manufacturers, as we incorporate this device into their phones. But we don’t think…we think if things were to continue, 16 months…12-18 months going forward of continued support for EyeLock.

Glenn Wiener: Any other questions? Eric Sky, shareholder of VOXX.

Eric Sky: Back in 2005, I believe that is when you took over as President and CEO, and shortly after around the time the cellular division was sold off, there was approximately $177 million in cash at the time, and that was used over the years until recently making acquisitions.  You’re going to have somewhere in the area of $50 million now from the Hirschmann sale, net.  Is there any reason to believe that since you’re planning to use that for more acquisitions, that years from now, we’re not going to be just sitting here with the same story? That the stock price is low, things aren’t going well, all the money is gone, that we are back in a debt position.  I mean if we go by history, that’s what’s happened.

John Shalam: That’s a very pessimistic view.

Eric Sky: It’s not pessimistic, it’s reality.

John Shalam: We’re here to look at the future. To invest in building companies and making them more profitable, notwithstanding the value of the stock and the comments from some of our shareholders, I think we will achieve this with great passion.  If you look at the value, only the value of the Hirschmann sale, which is a larger number of dollars than the total Wall Street valuation of this corporation.  If you look at all of the different companies that we operate, and put their value together, this represents a premium of approximately 5x what Wall Street has given us. You should not loose site of this.

Eric Sky: Ok, but it’s certainly not showing up obviously in the share price, which is what our shareholders would like to see.

John Shalam: That is correct. And you’ll have to give it a little more time for Wall Street to wake up and start appreciating the real value in the assets and technology we have brought to this company.  And I believe with confidence, that in time, I believe you’ll see this. If you have any concrete suggestions, not generalities, but specific programs that will help us reach our goal faster, by all means. I’ll have lunch with you anytime. Ok?

Glenn Wiener: Next question is from Marty Novick.

Marty Novick: I also wanted to know about, I’m sorry, about the 360 camera. The future, or plans on the 360 camera. Evidently, it has not attained what we were hoping it was going to attain.  Is that something we are going to invest more money in, is there a future in that, or is competition, I’m reading that other companies coming out with like, or similar or better product.

Pat Lavelle: There are a number of companies that have come out with new technology.

Marty Novick: Right, so the landscape has changed from the first time we went into it.

Pat Lavelle: The more we believe and the more we see of 360 cameras, the more you are going to see consumer acceptance of it. When we look at the quality of the cameras we produced, like 360, and when you look at some of the new cameras that we will introduce into the marketplace, we think it’s a category that will continue to grow for us. We do know there is an 800 pound gorilla in the room, as far as GoPro, and when you look at the volumes of action cameras that are sold there, it’s a fairly robust market, and one we are totally capable of participating in. As you know from years past, Marty, that in order for us to continue to grow, in order for us to continue to survive, we have to continue to invest in new product, bring out new technologies, so that it can take us out into the future.  When you look at EyeLock, and when you look at 360, and when you look at some of the other products we’ve introduced, like Project Nursery, all designed to continue to bring the company forward and generate sales. Because, within the Consumer Electronics space, and even the Automotive Electronics space, technology changes, and products die off. And legacy products die off.  And you have to replace them. So, everything that we’re doing, we are doing to generate new sales to take us into the future.

John Shalam: Our emphasis is not only on growth in terms of dollar revenue and sales, but also improving margins and profitability. Something that you are personally, very familiar with. The importance of having strong margins.

Marty Novick: It’s nothing personal.  According to the rules that I’ve read, I can’t be personal (laughter).

Pat Lavelle: You know Marty there’s one thing that John said that…when we look back…this year, the CES show had their 50 year anniversary. And there were 2 companies that were honored by being at the first CES show.  There were only 2 companies.  One was Panasonic and the other was VOXX. Our ability to compete, to grow, to stay alive in this business, is really unmatched by many, many companies that you, yourself competed against.  And that is because we have diversified. We have moved into other areas. We have exited businesses. And that is something we are going to continue to do to move this company forward. If you look back at the past of VOXX and you see the deals that were made and the profitability that was made, when we exited the cellular business; and when we got into other businesses. And as we are seeing today with the profitability on the sale of Hirschmann. That is how we are going to continue to move forward.  If we stay as one individual product, or one individual category, we are very, very susceptible to be impacted by new technology.  And when you look at companies, like a Nokia or Motorola, who had major market share in the cell business, and the changes that come…we have set up the company so that we are diversified in different areas, with common background, so we can operate efficiently. But because of technology, you have to be aware of the fact that disruption is going to come, but you never know where it is going to come from. And you need to be ready.

Marty Novick: My only concern is that…timing…is there a period of time that you give it, where you say if it doesn’t materialize, it’s time to exit, rather than to continue to hold.  But, and I know through other companies I’ve been involved with as well, that sometimes you stay a little too long.  They don’t want to admit the mistake and they keep going. And it costs and it costs and then what you said happens.  Some new technology comes out and you…so you have to be very careful how long you continue to drain and watch the product, and be aware of other technologies.

Pat Lavelle: Ok. There’s no question about it and there is no crystal ball. Ok. That’s why when we look at some of the technologies we’ve been in, some of the products we’ve been in…we go through a process every year of looking at what is generating and what is not. If it’s generating a good margin and the sales are still dropping; it’s still generating business, it’s still generating margin, there’s no reason to change.  If it’s not generating margin, or if you’re supporting it to the point where it’s losing money, those are the categories we exit on a regular basis. And as you know, only a couple of years ago, we exited the car audio business for that reason. Because it was not generating enough to cover the effort that was put into those sales. That is a process that we do, we go through every year. When we are looking at the new categories, like an EyeLock, we do know there is an incubation period. There is a time that you’re going to have to make an investment and especially today.  You have to pick which way you’re going to go and support it.  Obviously we’ve been around long enough to know, that when you have a loser, it’s time to cut it.  But at this particular point, when we’re looking at the categories we’re in, we think the investment makes sense, and we think that the return on the investment, specifically with EyeLock…when you look at biometrics, and biometric authentication; we will all be identified by our biometrics in the future. Knowing the quality of the solution of the iris solution that EyeLock has, they will be a player in the market.

Marty Novick: You had said that Audiovox was one of the 2 companies around for 50 years, I think, if I’m correct Mr. Shalam, there were 2 people that were there.

Pat Lavelle: three (laughter). Jane Shalam.

Glenn Wiener: Are there any other questions?

Bob Croquiao: Bob Croquiao, I’m a shareholder, a long-time shareholder. I have a comment and a question. My comment was last year, when I came here, I complained about the fact that where the meeting was being held was probably the best kept secret in the world. And I had a hard time finding it.  I have to tell you, that was corrected, and I got like six notices this year. And judging by the amount of people who are here, obviously, it’s working very well. Ok. My question is: at last year’s meeting, I had made a suggestion about, perhaps it would be a good idea, if the company could take advantage of the vast number of products that the company makes. It’s almost like…I know I use some of the products, like EyeLock, which was interesting, and gave back information to the company that I thought was helpful. And my suggestion was, why not do something where you look at the people that are your clients who buy your products, and somehow get them motivated to feedback what they think about what you think, and what I think is a great number of products you provide. I think it would be very enlightening to see what people have to say.  I don’t know if you remember, but you said hey, that’s a great idea, we’ll do something. So my question is have we taken advantage of that wonderful idea, which I don’t want any money for by the way.

John Shalam: We have. We are involved in many different businesses, including Consumer Accessories, which includes battery chargers, remote controls, Bluetooth speakers, 808 materials. We are also very actively engaged in the high-end speaker business, through our Klipsch Group, in this country, and with our Germany operation, with brands like Magnat. And as well, we are very active in our Orlando operation and the VOXX Hirschmann group. We create products for back-seat entertainment for the OEMs. Each one of these divisions operates basically as a separate company within its own market, and its own resources, its own product development resources and its own people. And every one of them is actively engaged in the marketplace with surveys, particularly the Accessories Group and the Klipsch Group, who talk to their customers all of the time, and continuously make presentations and indeed, benefits a lot from the information that is generated. Here at Hauppauge, at headquarters, this is more of an area where we review and we create goals for our direct divisions, but our direct contact with consumers is very limited. we prefer to work through our companies and their extensive marketing and marketing development staffs who do indeed take advantage of these opportunities and who do communicate with their customers on an ongoing basis. You may not see it quite readily, but it’s there.
Pat Lavelle:  I may add that with all of our groups, we leave the product development to the individual groups as John said. All of them utilize focus groups that take into account consumers, shareholders, customers…so that we can the feedback on some of the new product that we’re planning on. Whether it’s the color, the look or even some of the features of the product. So each one of the groups conducts its focus group.  Within the Automotive space, we build to specifications that are pretty much laid out by the individual OEM.

Glenn Wiener: Do we have any other questions.

John Shalam: I think we have another comment.

Bob Croquiao: We do. I understand what you’re saying, but if it’s true, then perhaps you should be watching those companies and guiding them a little better. Because I can say that certainly on the one product that I certainly used a lot, tried to use a lot and evaluate, it was terrible. I spent days trying to figure out how it would work. It wasn’t that it was technically deficient. It was just hard to understand. Now I can see where…technical people wouldn’t have such a problem with it, because they are technically oriented. But the users that are intended to use it, would have a headache. So if they had sent out a survey to me, they would have gotten a lot of comments as to how it might have been made better. And all I’m saying is that had they sent out the survey to a number of people, hopefully, a number might have come back and said here are our suggestions on how it could be made better.

Pat Lavelle: And what particular product was this?

Glenn Wiener: EyeLock, it was the EyeLock USB attachment…the first generation of a USB attachment product.

Bob Croquiao: It was just a very painful, frustrating thing to use. And, when I finally got it to work, it was because I was able to read between the lines, so I can understand what they were saying in kind of a layman’s language. So all I’m saying, is that I know you have a great research group, you’ve got…if I read the reports, if I look at what’s on your website…I come from an engineering background so I’m familiar with that but I also know it’s the simple things…the people actually who use your product come back and say hey, when I lean over, the glasses fall off. Or some simple thing like that. I just think it’s a great advantage.  The worst that will happen is they come back and tell you nothing.

John Shalam: Bob, I certainly appreciate your comments and regret to hear about the problems you had with the product, with iris, which was one of the first, original products from EyeLock and is more of a consumer product, which is not what EyeLock is today. EyeLock today is working with major financial institutions, with software companies to develop iris recognition with programs that are aimed at the cellular phone companies. That’s where the big market is. Of course, indirectly, consumers will also be using the product and will be benefiting from it. That’s really going to be generated by the cell phone manufacturers and the major banks and financial institutions that make the product available for security purposes. So for us to conduct individual surveys with individual consumers.  Yes, the Myris thing was one of our first products and doesn’t figure into the overall situation today.  Today, EyeLock develops software for major financial protection and for cell phone users for iris ID. And that’s where we’re putting our money in a very big way, as you heard from the earlier discussion. See the market has changed dramatically and we’re trying to keep up with the marketplace, diversifying beyond just traditional import operations, where you buy a lot of product and you sell it to Walmart, and to Sears and K-Mart and Best Buy. And everyone competes.  We are diversifying our business. And, we’re trying now to get involved with companies or with businesses that represents the newest technologies, with software, and that’s where EyeLock fits in.

Pat Lavelle: If I may add, when we look at…the business of EyeLock today is perimeter access and embedded solutions. With perimeter access we have one of the largest banks in the world, they use the iris product for perimeter access. We also work with the largest security companies in the world and have integrated the iris solution into a number of back-end security solutions. So when we look for feedback, when we needing feedback we need to get it from the customer that’s dealing with either the bank, the institution, the customer, whatever, so we can make the software changes that are necessary so that the product works for them.  The other area is the embedded solution. The embedded solution is pretty much designed along again, the specifications of the OEM that we’re embedding our product in to. That is where we need to get the feedback, though obviously on consumer products, we do the focus groups to get feedback from consumers and shareholders.

Glenn Wiener: Are there any further questions?

John Shalam: Thank you for your interest in the products and for your contribution to this discussion, it’s much appreciated. If there aren’t any further comments or any suggestions or recommendations, I want to thank all of you for being here today and attending this meeting.  And the meeting is now closed.